                                                                     EXHIBIT 2.5

--------------------------------------------------------------------------------


                                EARNOUT AGREEMENT

                                     between

                              ENERGY PARTNERS, LTD.

                                       and

                            HALL-HOUSTON OIL COMPANY


                                January 15, 2002

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                   Page
Article I         DEFINITIONS AND INTERPRETATION......................................1
         1.1      Terms Defined Above.................................................1
         1.2      Additional Defined Terms............................................1
         1.3      References..........................................................5
         1.4      Articles and Sections...............................................5
         1.5      Number and Gender...................................................5
         1.6      Incorporation of Schedules and Exhibits.............................6


Article II        RIGHT TO CONTINGENT CONSIDERATION...................................6
         2.1      Contingent Consideration............................................6
         2.2      Adoption Agreements.................................................6
         2.3      Participation Certificates..........................................6
         2.4      Transfer Restrictions...............................................6
         2.5      Term of Agreement...................................................7


Article III       EARNOUT RESERVES VALUATIONS.........................................7
         3.1      Independent Valuation...............................................7
         3.2      Valuation Criteria..................................................7


Article IV        EARNOUT PAYMENTS....................................................9
         4.1      Calculation of Earnout Payments.....................................9
         4.2      Manner of Payment...................................................9
         4.3      Delinquent Payments................................................10


Article V         REVIEW RIGHTS AND ADJUSTMENTS......................................10
         5.1      Right to Information...............................................10
         5.2      Review Right.......................................................10
         5.3      Adjustments........................................................10
         5.4      Limitations........................................................11


Article VI        CAPITAL COMMITMENTS AND OTHER DECISIONS............................11
         6.1      Initial Capital Commitment.........................................11
         6.2      Additional Capital Commitments.....................................11
         6.3      Modification of Ring Fenced Properties.............................11
         6.4      Composition of Investment Advisory Committee.......................12


Article VII       REPRESENTATIONS AND WARRANTIES BY ENERGY PARTNERS..................12

                                        i


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

Article VIII      MISCELLANEOUS......................................................12
         8.1      Notices............................................................12
         8.2      No Waivers.........................................................12
         8.3      Modification of Agreement..........................................12
         8.4      Invalid Provisions.................................................12
         8.5      Successors and Assigns.............................................13
         8.6      No Third Party Beneficiaries.......................................13
         8.7      Further Assurances.................................................13
         8.8      Integration........................................................13
         8.9      Applicable Law.....................................................13
         8.10     Arbitration........................................................13
         8.11     No Agency, Joint Venture or Partnership............................14


         LISTING OF SCHEDULES AND EXHIBITS

         Schedule 1        -        Participants and Participation Percentages
         Schedule 2        -        Initial Ring Fenced Properties

         Exhibit A         -        Form of Adoption Agreement
         Exhibit B         -        Form of Participation Certificate
         Exhibit C         -        Earnout Accounting Procedure

                                EARNOUT AGREEMENT

         This EARNOUT AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with applicable provisions hereof, this "Agreement") is entered into this 15th day of January, 2002, by and between ENERGY PARTNERS, LTD., a Delaware corporation ("Energy Partners"), and HALL-HOUSTON OIL COMPANY, a Texas corporation ("Hall-Houston"), with Hall-Houston executing this Agreement for the benefit of the Participants (as defined in Section 1.2).

                                   WITNESSETH:

         WHEREAS, Energy Partners, Saints Acquisition Subsidiary, Inc., a Texas corporation and a wholly owned subsidiary of Energy Partners, and Hall-Houston are parties to that certain Agreement and Plan of Merger dated as of December 16, 2001 (the "Merger Agreement"), pursuant to which Saints Acquisition Subsidiary, Inc. is to be merged with and into Hall-Houston (the "Merger"), with Hall-Houston being the surviving entity;

         WHEREAS, in the Merger, certain holders of shares of Redeemable Preferred Stock, par value $0.01 per share, of Hall-Houston will exchange such shares for cash, certain warrants to purchase Common Stock, par value $0.01 per share, of Energy Partners ("Energy Partners Common Stock") and certain contingent consideration;

         WHEREAS, in the Merger, all holders of shares of 2002 Preferred Stock, par value $0.01 per share, of Hall-Houston will exchange such shares for certain warrants to purchase Energy Partners Common Stock and certain contingent consideration; and

         WHEREAS, in connection with the closing of the Merger, Energy Partners and Hall-Houston are entering into this Agreement to define the rights and obligations of Energy Partners and the Participants with respect to such contingent consideration;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto and the Participants (by way of Adoption Agreements as contemplated in Section 2.2), intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

         1.1 Terms Defined Above. As used in this Earnout Agreement, each of the terms "Agreement," "Energy Partners," "Energy Partners Common Stock," "Hall-Houston," "Merger," and "Merger Agreement" has the meaning assigned to such term hereinabove.

         1.2 Additional Defined Terms. Each of the following terms, as used in this Agreement, has the meaning assigned to such term below in this Section 1.2:

             "AAA" means the American Arbitration Association.

             "Adoption Agreement" means an agreement, substantially in the form of Exhibit A, by a Participant to be bound by the terms of this Agreement.

             "Agent" means the Person, from time to time, acting as agent for all lenders under the Senior Credit Facility.

             "Base Reserve Report" means the reserve report prepared as of November 1, 2001 by Ryder Scott Company.

             "Business Day" means any day except a Saturday, Sunday, or other day on which national banks in Houston, Texas, New Orleans, Louisiana, or New York, New York, are authorized by law, rule or regulation to close.

             "Development Costs" has the meaning assigned to such term in paragraph (a)(16) of Rule 4-10 under Regulation S-X promulgated by the Securities and Exchange Commission as amended from time to time, excluding however depreciation expense.

             "Drilling Operations" means operations in connection with the drilling (including the deepening or sidetracking of an existing well) of a well through the completion of such operations and the testing of the relevant well, but prior to the undertaking of a completion attempt thereon.

             "Earnout Accounting Procedure" means the provisions set forth in Exhibit C, which shall be the applicable accounting procedures when there is not a joint operating agreement applicable to a particular Ring Fenced Property.

             "Earnout Payment Calculation Dates" means March 1 (or the first Business Day thereafter) of each calendar year commencing with 2003 and ending with 2007.

             "Earnout Payment Dates" means each date during the term of this Agreement which is ten Business Days after an Earnout Payment Calculation Date.

             "Earnout Payments" means, collectively, payments becoming due to the Participants pursuant to the provisions of Section 2.1 and Section 4.1.

             "Earnout Percentage" means, as to the relevant Earnout Payment Calculation Date set forth below, the percentage set forth below opposite such Earnout Payment Calculation Date:



                       March 3, 2003                    20%
                       March 1, 2004                    30%
                       March 1, 2005                    35%
                       March 1, 2006                    40%
                       March 1, 2007                    50%

             "Earnout Representative" means Bruce R. Sidner or such other employee of Energy Partners or any of its subsidiaries (including Hall-Houston) as may be designated by Gary L. Hall from time to time; provided, however, absent any necessary designation by Gary L. Hall, Wayne P. Hall or John H. Peper (in such order) shall serve in such capacity.

             "Earnout Reserves" means Proved Reserves attributed during the Earnout Term to wells located on the Ring Fenced Properties or lands or leases pooled or unitized therewith and allocable to the respective Net Revenue Interests of Hall-Houston in the Ring Fenced Properties; provided, however, no Excluded Reserves shall be considered Earnout Reserves for any purpose under this Agreement.

             "Earnout Reserves Valuation" has the meaning assigned to such term in Section 3.1.

             "Earnout Reserves Value" has the meaning assigned to such term in
         Section 3.1.

             "Earnout Term" means the period from and including January 1, 2002 through and including December 31, 2005.

             "Excluded Reserves" means any Proved Reserves presently or at any time in the future during the term of this Agreement allocated to the reservoirs reflected in the Base Reserve Report.

             "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

             "Independent Engineering Firm" means Ryder Scott Company or such other nationally or regionally recognized reservoir engineering firm as may be agreed upon by Energy Partners and the Earnout Representative to serve in such capacity.

             "Initial Ring Fenced Properties" means all oil and gas interests in the United States Gulf of Mexico owned by Hall-Houston as of the date of this Agreement, being interests in those oil and gas leases listed in Schedule 2.

             "Investment Advisory Committee" means the Investment Advisory Committee, or other group with corresponding responsibility, which makes decisions or recommendations as to the allocation of funds of Energy Partners to capital projects.

             "Net Revenue Interest" means, as to any Ring Fenced Property, the ownership percentage of all hydrocarbons produced and allocated to the interest of Hall-Houston (including any overriding royalty interest) in the relevant Ring

         Fenced Property net of all third-party royalties, overriding royalties, production payments and other burdens measured by or payable out of hydrocarbons produced from or attributable to the relevant Ring Fenced Property.

             "NYMEX" means the New York Mercantile Exchange.

             "NYMEX Settlements" means the daily NYMEX settlement prices, for all periods quoted, for West Texas Intermediate light sweet crude oil or natural gas at the Henry Hub, as applicable, as published by NYMEX, the Wall Street Journal or other recognized publication.

             "Participants" means those Persons listed as such on Schedule 1.

             "Participation Certificate" means each certificate, substantially in the form of Exhibit B, issued to a Participant (or the successor or permitted assignee of a Participant) to evidence the rights of such Person under this Agreement.

             "Participation Percentage" means, as to each Participant, the percentage set forth on Schedule 1 opposite the name of such Participant.

             "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

             "Production Costs" has the meaning assigned to such term in paragraph (a)(17) of Rule 4-10 under Regulation S-X promulgated by the Securities and Exchange Commission as amended from time to time excluding however depreciation expense.

             "Proved Reserves" means those quantities of proved reserves calculated in accordance with the technical criteria prescribed in paragraphs (a)(2), (3) and (4) of Rule 4-10 under Regulation S-X promulgated by the Securities and Exchange Commission as amended from time to time; however, such criteria required by Rule 4-10 shall be modified or supplemented by the valuation criteria as provided in
         Section 3.2.

             "Ring Fenced Properties" means the Initial Ring Fenced Properties and any deletions therefrom and additions thereto in accordance with the provisions of Section 6.3.

             "Senior Credit Facility" means the revolving credit facility extended to Energy Partners from time to time by one or more lenders.

             "Senior Credit Facility Inflation Forecast" means the base inflation forecast employed by the lender or the Agent under the Senior Credit Facility.

             "Senior Credit Facility Price Forecast" means the base hydrocarbon prices forecast employed by the lender or the Agent under the Senior Credit Facility.

         1.3 References. References in this Agreement to Exhibit, Article, Section, Schedule or Exhibit numbers shall be to Articles, Sections, Schedules or Exhibits of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder," and words of similar import shall be to this Agreement in its entirety and not only to the particular Article, Section, Schedule or Exhibit in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, references in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be, where appropriate. Except at otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to "writing" include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns. Undefined financial accounting terms used in this Agreement shall be defined according to generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances as of the date in question, and the requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

         1.4 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections, and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

         1.5 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

         1.6 Incorporation of Schedules and Exhibits. The Schedules and the Exhibits attached to this Agreement constitute an integral part of this Agreement and are incorporated herein for all purposes by this reference.

                                   ARTICLE II

                        RIGHT TO CONTINGENT CONSIDERATION

         2.1 Contingent Consideration. In accordance with the further provisions of this Agreement and as a part of the consideration to the Participants for their agreement to participate in the Merger, the Participants shall be entitled to receive from Energy Partners payments on the basis of the quantities and value (determined from time to time as provided in Section 3.1 and Section 3.2) of Earnout Reserves. Notwithstanding any provision of this Agreement to the contrary, in no event shall Energy Partners be obligated to make any payment pursuant to this Agreement which would result in the aggregate payments made pursuant to this Agreement exceeding $50,000,000.

         2.2 Adoption Agreements. To evidence the agreement of such Person to be bound by the provisions of this Agreement, each Participant shall execute and return to Energy Partners an Adoption Agreement. Receipt by Energy Partners from each Participant of an executed Adoption Agreement is a condition precedent to the issuance to such Participant of a Participation Certificate, as contemplated in Section 2.3, and to the first Earnout Payment (if there is one) to such Participant.

         2.3 Participation Certificates. To evidence the rights of a Participant under this Agreement to receive Earnout Payments, should such become due pursuant to the provisions of this Agreement, Energy Partners shall issue to such Participant a Participation Certificate in the name of such Participant reflecting the Participation Percentage of such Participant.

         2.4 Transfer Restrictions. The rights of a Participant under this Agreement, as evidenced by the Participation Certificate issued to such Participant, may not be transferred, in whole or in part, except to such Participant's immediate family members, to a trust, family partnership or similar family-related or family-controlled entity for the benefit of such Participant's family members, or to a distributee under the will or transferee under the laws of intestate succession of such Participant, or, in the case of the Hall-Houston Oil Company 401K Profit Sharing Plan and Trust, to any participant therein or other Person entitled to a distribution therefrom. Energy Partners shall maintain books for the registration of transfers of rights hereunder and under Participation Certificates and all such transfers shall be registered on such books, upon surrender of the relevant Participation Certificate, together with a written assignment of the relevant Participation Certificate duly executed by the relevant Participant or the duly authorized agent or attorney of such Participant, with signatures guaranteed by a bank or trust company or a broker or dealer registered with the National Association of Securities Dealers and funds sufficient to pay any transfer taxes payable upon such transfer. Upon surrender, Energy Partners shall execute and deliver a new Participation Certificate in the name of the assignee or assignees and with the Participation Percentages specified in the instrument of assignment. Energy Partners shall not be required to register any such transfer if the relevant

Participant fails to furnish to Energy Partners, after a request therefor, an opinion of counsel reasonably satisfactory to Energy Partners that such transfer is exempt from the registration requirement of the Securities Act of 1933.

         2.5 Term of Agreement. This Agreement shall remain in effect from the date hereof through the payment by Energy Partners of the final Earnout Payment becoming due under the terms of this Agreement.

                                   ARTICLE III

                           EARNOUT RESERVES VALUATIONS

         3.1 Independent Valuation. On or before each Earnout Payment Calculation Date, Energy Partners shall cause the Independent Engineering Firm to prepare and deliver to Energy Partners and the Earnout Representative an estimate of the aggregate quantities of Earnout Reserves established during the period from January 1, 2002 through the December 31 immediately preceding the relevant Earnout Payment Calculation Date and the discounted present value of the pre-tax net cash flow of such Earnout Reserves calculated in the manner provided in Section 3.2 (each an "Earnout Reserves Valuation"). In preparing each such Earnout Reserves Valuation, the Independent Engineering Firm shall apply the criteria set forth in Section 3.2. Absent manifest error, the result of each such Earnout Reserves Valuation (each an "Earnout Reserves Value") shall be binding on Energy Partners and the Participants as the Earnout Reserves Value for purposes of determining the Earnout Payments to be made to the Participants on the Earnout Payment Date immediately following the relevant Earnout Payment Calculation Date.

         3.2 Valuation Criteria. In preparing each Earnout Reserves Valuation, the Independent Engineering Firm shall apply, except as provided to the contrary below in this Section 3.2, the same criteria and methodology as required by Statement of Financial Accounting Standards No. 69 (Statement No. 69) "Disclosures about Oil and Gas Producing Activities" paragraph 30, as amended from time to time. Such criteria include future net revenues and the deduction of future Development Costs, Production Costs and abandonment costs and shall be modified or supplemented by application of the following specific valuation criteria:

             (a) The pre-tax net cash flow attributable to the portion of the Earnout Reserves attributable to each well included in the Earnout Reserves Valuation shall be discounted back to January 1 of the calendar year in which the initial capital expenditures with respect to such well were recorded in the consolidated accounting records of Energy Partners.

             (b) The pre-tax net cash flow attributable to the Earnout Reserves attributable to each such well shall be calculated using mid-year discounting and a 30% per annum discount rate.

             (c) The costs associated with each Ring Fenced Property to be included in the Earnout Valuation will be governed by the joint operating agreement applicable to such Ring Fenced Property or, in the absence of an applicable joint operating agreement, by the Earnout

Accounting Procedure. All costs for any well operations intended to establish, develop or produce Earnout Reserves with respect to the Ring Fenced Properties (including costs of any dry holes and non-commercial wells) will be used in the Earnout Reserves Valuation prepared as of December 31 of the year in which the initial capital expenditures with respect to such well were recorded in the consolidated accounting records of Energy Partners.

             (d) All historical cost and revenue information attributable to the Ring Fenced Properties, including revenue from the sale of Earnout Reserves in place, through December 31 of the calendar year preceding the relevant Earnout Payment Calculation Date as recorded in the consolidated general ledger of Energy Partners, where available, will be included by the Independent Engineering Firm.

             (e) Oil/condensate and natural gas prices for periods subsequent to December 31 of the calendar year preceding the relevant Earnout Payment Calculation Date shall be equal to the arithmetic average of:

                  (i) The arithmetic average of the NYMEX Settlements for the last three trading days of the then prompt NYMEX January oil/condensate or natural gas contract, as the case may be, during the month of December immediately preceding the relevant Earnout Payment Calculation Date for which such prices are quoted; and

                  (ii) the oil/condensate and natural gas prices reflected in the Senior Credit Facility Price Forecast most recently available as of December 31 of the calendar year preceding the Earnout Payment.

             (f) To the extent that annual prices are not quoted by the NYMEX or set forth in the Senior Credit Facility Price Forecast, then the monthly or quarterly prices so quoted or set forth as of the end of the relevant calendar year shall be converted to the appropriate arithmetic averages that comprise an annual average to be used in the aforementioned price computations.

             (g) For calendar years for which there are no prices quoted by the NYMEX or set forth in the Senior Credit Facility Price Forecast, the prices used shall be the prices for the preceding calendar year, escalated as provided below in this Section 3.2.

             (h) Oil/condensate and natural gas prices used in each Earnout Reserves Valuation for periods subsequent to December 31 of the calendar year preceding the relevant Earnout Payment Calculation Date shall be adjusted to account for reasonable estimates of transportation and basis adjustment charges to reflect the difference between the otherwise applicable prices and prices received at the sales meter for the relevant Earnout Reserves.

             (i) Future costs and, to the extent provided above, oil/condensate and natural gas prices shall be adjusted for the Senior Credit Facility Inflation Forecast most recently available as of December 31 of the calendar year preceding the relevant Earnout Payment Calculation Date or, in the absence of such a Senior Credit Facility Inflation Forecast, 3% per annum.

             (j) When applicable, operating costs shall be net of any fees received for throughput, processing or production handling services with respect to off-lease hydrocarbon production.

             (k) All assumptions furnished to the Independent Engineering Firm for purposes of preparing each Earnout Reserves Valuation shall be determined in good faith and on a basis considered reasonable by Energy Partners following consultation with the Earnout Representative.

             (l) Future Production Costs attributable to a structure serving more than one well shall be allocated on an active, well-count basis, unless otherwise provided under the terms of applicable joint operating agreements.

                                   ARTICLE IV

                                EARNOUT PAYMENTS

         4.1 Calculation of Earnout Payments. Subject to the maximum aggregate amount of Earnout Payments provided in Section 2.1, on each Earnout Payment Date, there shall be payable by Energy Partners to each Participant a payment in an amount equal to such Participant's Participation Percentage of (a) the product of (i) the applicable Earnout Percentage multiplied by (ii) the Earnout Reserves Value reflected in the Earnout Reserves Valuation prepared as of the end of the preceding calendar year less (b) the aggregate amount of all prior Earnout Payments made to the Participants.

         4.2 Manner of Payment. Subject to receipt of any required approval of the shareholders of Energy Partners (which approval Energy Partners agrees to pursue diligently when needed), Earnout Payments shall be made to each Participant in shares of Energy Partners Common Stock subject to a then effective registration statement under the Securities Act of 1933 valued at the arithmetic average of the closing prices for shares of Energy Partners Common Stock on the New York Stock Exchange for the two trading days immediately preceding, the day of, and the two trading days immediately following the relevant Earnout Payment Calculation Date or, at the election of Energy Partners, in cash (subject to applicable limitations under the documentation of the Senior Credit Facility); provided, however, (a) no less that 20% of the amount of each Earnout Payment shall be made in cash (unless payment in cash is then prohibited by applicable provisions of the documentation of the Senior Credit Facility, in which case such cash payment shall be deferred, but nonetheless considered delinquent for purposes of the provisions of Section 4.3, until it may be paid), (b) to the extent any required shareholder approval has not been obtained, the relevant Earnout Payment shall be made in cash (unless payment in cash is then prohibited by applicable provisions of the documentation of the Senior Credit Facility, in which case the relevant Earnout Payment shall be deferred, but nonetheless considered delinquent for purposes of the provisions of Section

4.3, until it may be paid in registered shares of Energy Partners Common Stock or cash), and (c) payments to each Participant shall be made in cash (unless payment in cash is then prohibited by applicable provisions of the documentation of the Senior Credit Facility, in which case such cash payment shall be deferred, but nonetheless considered delinquent for purposes of the provisions of Section 4.3, until it may be paid) to the extent to do otherwise would result in the issuance of fractional shares of Energy Partners Common Stock. The portion of any Earnout Payment payable to a Participant in cash shall be made by check drawn on an account of Energy Partners and mailed to the address of the relevant Participant reflected in the Adoption Agreement provided to Energy Partners by such Participant or such other address as may have been provided to Energy Partners by such Participant in accordance with the provisions of Section
8.1 or, if any Participant has provided Energy Partners with wiring instructions, by wire transfer to the account of such Participant as reflected in such wiring instructions.

         4.3 Delinquent Payments. The amount of any Earnout Payment due to a Participant and not received, whether in cash or registered shares of Energy Partners Common Stock, within three Business Days after the relevant Earnout Payment Date shall accrue interest at the rate of 10% per annum calculated on the basis of a year of 360 days and counting the actual number of days elapsed from the third Business Day after the relevant Earnout Payment Date to, but not including, the date the Earnout Payment is received, whether in cash or registered shares of Energy Partners Common Stock, by the relevant Participant. Such interest shall be payable upon demand by the relevant Participant.

                                    ARTICLE V

                          REVIEW RIGHTS AND ADJUSTMENTS

         5.1 Right to Information. Without in any manner postponing or excusing any Earnout Payment obligation of Energy Partners pursuant to Section 4.1, any Participant shall be entitled to request and receive from Energy Partners additional information and documentation which is reasonably available to Energy Partners and reasonably necessary to enable such Participant to confirm as accurate the amount of any Earnout Payment pursuant to Section 4.1; provided, however, that such Participant shall have executed a confidentiality agreement satisfactory to Energy Partners before receipt of any of such information. Any dispute over the amount of any Earnout Payment shall be subject to arbitration to the extent provided in Section 8.10.

         5.2 Review Right. Upon a written request from at least a majority of the Participants, the Earnout Representative or his designee shall be entitled, at the sole expense of the requesting Participants and no more frequently than annually, to review the books and records of Energy Partners with respect to the Earnout Reserve Valuations and the Earnout Payments; provided that such review shall not include a re-calculation of Earnout Reserves. The results of any such review shall be furnished to Energy Partners within 30 days of the completion of such review.

         5.3 Adjustments. Upon completion of any review pursuant to the provisions of Section 5.2, the Earnout Representative may submit any dispute to dispute resolution pursuant to the provisions of Section 8.10, and, upon completion of such dispute resolution proceeding, the amount of any net overpayment by Energy Partners reflected by any such review shall be applied to future Earnout Payments, if any, becoming due to the relevant Participant or, in the absence of any such payment, shall be refunded to Energy Partners by the relevant Participant, and the amount of any net underpayment by Energy Partners reflected by such review shall be paid to the relevant Participant, in each case promptly but in no event later than 30 days after the later of the presentation of the review results to Energy Partners as provided in Section 5.2 or the completion of a dispute resolution proceeding.

         5.4 Limitations. Notwithstanding the foregoing in this Article V, no adjustment to an Earnout Payment tendered by Energy Partners shall be made after one year from the date such Earnout Payment is tendered or such longer period as may be necessary to resolve any dispute as to the relevant Earnout Payment, and no Participant shall have any right to question any Earnout Payment tendered by Energy Partners when adjustment of such Earnout Payment is barred by the provisions of the preceding portion of this sentence.

                                   ARTICLE VI

                     CAPITAL COMMITMENTS AND OTHER DECISIONS

         6.1 Initial Capital Commitment. Energy Partners hereby commits $13,000,000 of capital for payment of Hall-Houston's share of the cost of drilling and evaluation of four wells intended to establish Earnout Reserves with respect to Green Canyon Blocks 9 and 10 (two wells), East Cameron Block 378 (one well) and Eugene Island Block 376 (one well). Such funds shall be made available so as to permit the Drilling Operations for all of such wells to be commenced on or before June 30, 2003; provided, however, the commencement of Drilling Operations with respect to any or all of such wells may be delayed at the election of the Earnout Representative, although no such delay shall operate to extend the end of the Earnout Term.

         6.2 Additional Capital Commitments. Without in any manner limiting the commitment of Energy Partners set forth in Section 6.1, decisions with respect to committing capital to enable Hall-Houston to pay its share of costs of other operations with respect to the Ring Fenced Properties shall be made by the Investment Advisory Committee on a basis consistent with the criteria used by the Investment Advisory Committee in evaluating all exploration and development opportunities available to Energy Partners, which criteria include (a) a minimum projected after tax rate of return to Energy Partners (without regard to any obligation for Earnout Payments) and (ii) a maximum projected finding and development cost. Notwithstanding the foregoing in this Section 6.2, Energy Partners may elect to provide capital for projects not meeting the above specific criteria and the establishment and interim adjustment, if any, of the annual capital budget of Energy Partners and its subsidiaries (including Hall-Houston) shall in all events remain subject to approval by the Board of Directors of Energy Partners.

         6.3 Modification of Ring Fenced Properties. The composition of the Ring Fenced Properties may be modified, from time to time, at the request of the Earnout Representative, to include additional oil and gas interests with respect to which drilling opportunities have been identified, but only if any such additional oil and gas interest is acquired by Hall-Houston in exchange for or with proceeds from the sale of all or a portion of an oil and gas interest constituting a Ring Fenced Property and such acquisition is otherwise acceptable to Energy Partners in its sole discretion taking into consideration all drilling opportunities then available to Energy Partners.

         6.4 Composition of Investment Advisory Committee. Energy Partners hereby commits that, throughout the term of this Agreement, the Earnout Representative shall serve as a voting member of the Investment Advisory Committee.

                                   ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES BY
                                 ENERGY PARTNERS

         The representations and warranties made by Energy Partners in Article IV of the Merger Agreement are incorporated herein and made for the benefit of the Participants.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given to such party at its address, telex or telecopy number set forth on the signature pages hereof or, as to any Participant, the address set forth in the Adoption Agreement delivered to Energy Partners by such Participant or such other address, telex or telecopy number as such party may hereafter specify for the purpose of notice to such party. Each such notice, request or other communication shall be effective (a) if given by telex or telecopy, when such telex or telecopy is transmitted to the telex or telecopy number in effect pursuant to this Section 8.1 and the appropriate answer back is received or receipt is otherwise confirmed, (b) if given by mail, after deposit in the mails with first class postage prepaid, addressed to the address in effect pursuant to this Section 8.1 or (c) if given by any other means, when delivered at the address in effect pursuant to this Section 8.1.

         8.2 No Waivers. Subject to the provisions of Section 5.4, no failure or delay by any Participant in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         8.3 Modification of Agreement. This Agreement may not be modified, altered, amended or revised, nor may any obligation of any party hereunder be waived, discharged or released, except by an agreement in writing signed by Energy Partners and a majority in interest of the Participants. Any modification, alteration, amendment or revision to this Agreement so approved shall be binding on Energy Partners and all Participants.

         8.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

         8.5 Successors and Assigns. Subject to the provisions of Section 2.4, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto (including the Participants and their respective successors and permitted assigns.

         8.6 No Third Party Beneficiaries. It is expressly intended, except for the Participants, that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained.

         8.7 Further Assurances. Energy Partners agrees to take all such further actions and execute and deliver all such further documents that, in the exercise of its good faith judgment, Energy Partners believes to be reasonably necessary or advisable to carry out the intent of this Agreement.

         8.8 Integration. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO (INCLUDING THE PARTICIPANTS) WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN OR AMONG SUCH PARTIES, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING ANY TERM SHEET DISTRIBUTED TO ANY PARTICIPANT. FURTHERMORE, THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES HERETO (INCLUDING THE PARTICIPANTS) AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS AMONG SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

         8.9 Applicable Law. THIS AGREEMENT AND ALL ISSUES ARISING IN CONNECTION THEREWITH SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS.

         8.10 Arbitration. Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 8.10. Any party (including any Participant) may submit such a dispute, controversy or claim to arbitration by notice to the other relevant party and the administrator for AAA. The arbitration proceedings shall be conducted in New Orleans, Louisiana, in accordance with the Commercial Arbitration Rules of the AAA as in effect on the date hereof. The arbitration shall be heard and determined by three arbitrators. Each side shall appoint an arbitrator of its choice within 20 days of the submission of the notice of arbitration. The party-appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within 20 days following the appointment of the second party-appointed arbitrator. If the party-appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or one party fails to appoint its party-appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten years experience in the legal and/or commercial aspects of the petroleum exploration and production industry.

None of the arbitrators shall have been an employee or consultant to either party to arbitration or any of their respective affiliates, or have any financial interest in the dispute, controversy or claim. All decisions of the arbitral tribunal shall be by majority vote. The arbitrators may not award consequential, punitive or similar damages. Expenses in connection with the arbitration and the compensation and expenses of the arbitrators shall be borne in such manner as may be specified in the arbitral award. Privileges protecting attorney-client communications and attorney work product from compelled disclosure or use in evidence, as recognized by and under the Federal Rules of Civil Procedure, shall apply to and be binding in any arbitration proceeding conducted under this Section 8.10. This Section 8.10 does not apply to any dispute, controversy or claim in which the claimant seeks injunctive, declaratory or other equitable relief, and each of the parties reserves its right to bring such action in court, which the parties hereto agree shall be exclusively the United States Federal Courts sitting in the Eastern District of Louisiana and each party hereto irrevocably consents to personal jurisdiction in any and all such tribunals.

         8.11 No Agency, Joint Venture or Partnership. The parties to this Agreement (including the Participants) agree that this Agreement establishes no agency, joint venture or partnership, and that no party hereto shall be obligated in respect of any obligation of any other party hereto.


                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Energy Partners and Hall-Houston have caused this Earnout Agreement to be duly executed on the date first hereinabove written.

                                    ENERGY PARTNERS, LTD.



                                    By:
                                       --------------------------------------
                                       Suzanne Baer
                                       Executive Vice President

                                    201 St. Charles Avenue
                                    Suite 3400
                                    New Orleans, Louisiana 70170
                                    Telecopy No.:  (504) 569-1874


                                    HALL-HOUSTON OIL COMPANY



                                    By:
                                       --------------------------------------
                                       Wayne P. Hall
                                       President

                                   SCHEDULE 1

              LISTING OF PARTICIPANTS AND PARTICIPATION PERCENTAGES


Participant                                                   Participation Percentage
-----------                                                   ------------------------
BILL J. MARTIN                                                         0.135400%
BRUCE R. SIDNER                                                        4.242600%
CHERYL A. NORTH                                                        0.472400%
DAVID SHOMETTE                                                         0.689900%
DIAMOND SERVICES CORPORATION                                           1.160200%
DIANE L. SMITH                                                         0.006200%
EVELYNN B. HACKEDORN                                                   0.393700%
FRANK'S CASING CREW & RENTAL TOOLS, INC                                8.690700%
GARY L. HALL                                                           9.764200%
HALL CONSULTING COMPANY, INC                                           1.923100%
HALL EQUITIES, INC                                                     1.923100%
HALL FAMILY TRUST                                                      1.923100%
HALL PARTNERS, L.P.                                                   11.538300%
HALL SOUTHWEST BUSINESS VENTURES, L.P.                                 0.313300%
HALL-HOUSTON OIL COMPANY 401K PROFIT
SHARING PLAN AND TRUST                                                 6.407800%
HENRY W. HELMER                                                        0.629900%
JAMES M. HACKEDORN                                                     0.027900%
JOHN H. PEPER                                                          2.413400%
JUDITH M. ROGERS                                                       0.053300%
KELLY D. FRY                                                           0.407800%
LIONEL R. BURNS                                                        0.629900%
LORENE C. ROY                                                          0.441200%
LPCR INVESTMENT GROUP, L.P.                                            1.923100%
M. LINN RUTHERFORD                                                     0.124600%
MENNO WIEBE                                                            0.337400%
NOBLE DRILLING CORPORATION                                             0.373700%
J. RAY MCDERMOTT, INC                                                  4.535300%
OTTO CANDIES, L.L.C                                                   29.687300%
PEGGY D. HANEY                                                         0.064200%
ROBERT H. STEUBING                                                     0.020000%
SHIRLEY A. SPITZER                                                     0.221600%
W.P. DILLARD                                                           1.574700%
WAYNE P. HALL                                                          6.675800%
WHITE WING INSPECTION, INC                                             0.274900%
                                                                     ----------

                                                                     100.000000%

                                      S1-i

                                   SCHEDULE 2

                    LISTING OF INITIAL RING FENCED PROPERTIES


         1.       PROPERTY:   EAST CAMERON BLOCK 76
                  SERIAL NO.: OCS-G 17840

         Lease Description: Oil and Gas Lease effective July 1,1997 between The United States of America, as Lessor, and Apache Corporation, as Lessee, covering all of Block 76, East Cameron Area, OCS Leasing Map, Louisiana Map No. 2, containing approximately 5,000 acres.

         2.       PROPERTY:   EAST CAMERON BLOCK 88
                  SERIAL NO.: OCS-G 14357

         Lease Description: Oil and Gas Lease effective July 1, 1994 between The United States of America, as Lessor, and Vastar Resources, Inc., as Lessee, covering all of Block 88, East Cameron Area, OCS Leasing Map, Louisiana Map No. 2, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage:

                  Tract 1: N/2 of Block 88, limited to the depths below and including 10,500 feet to 20,000 feet subsea.

                  Tract 2: S/2 of Block 88, limited to the depths below and including 10,500 feet to 20,000 feet subsea.

         3.       PROPERTY:   EAST CAMERON BLOCK 89
                  SERIAL NO.: OCS-G 00935

         Lease Description: Oil and Gas Lease effective June 1, 1962 between The United States of America, as Lessor, and Forest Oil Corporation, as Lessee, covering all of Block 89, East Cameron Area, as shown on official leasing map La. No. 2, Outer Continental Shelf Leasing Map, Louisiana Offshore Operations, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: N/2 of Block 89, limited to the depths below and including 10,500 feet to 20,000 feet subsea.

                  Tract 2: S/2 of Block 89, limited to the depths below and including 10,500 feet to 20,000 feet subsea.

                                      S2-i

         4.       PROPERTY:   EAST CAMERON BLOCK 160
                  SERIAL NO.: OCS 00541

         Lease Description: Oil and Gas Lease effective September 1, 1955 between the United States of America, as Lessor, and The California Company, as Lessee, covering the E/2 of Block 160, East Cameron Area, as shown on official leasing map, Louisiana Map No. 2, Outer Continental Shelf Leasing Map (Louisiana Offshore Operations), containing approximately 2,500 acres, INSOFAR AND ONLY INSOFAR as said lease covers E/2SW/4NE/4 of said Block 160 from the surface down to 100 feet below the stratigraphic equivalent of 8840 feet measured depth ("MD")/7765 feet true vertical depth ("TVD") as seen in the Hall-Houston Oil Company OCS 541 #C-2 Well.

         5.       PROPERTY:   EAST CAMERON BLOCK 161
                  SERIAL NO.: OCS-G 15141

         Lease Description: Oil and Gas Lease effective July 1, 1995, between the United States of America, as Lessor, and Energy Development Corporation and Hardy Oil & Gas USA Inc., as Lessee, covering all of Block 161, East Cameron Area, OCS Leasing Map, Louisiana Map No. 2, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: NW/4 of said Block 161 as to subsea depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 8201 feet TVD as seen in the Hall-Houston Oil Company OCS-G 15141 No. 3 Well, save and except the acreage and the depths described as Tracts 2 and 3 hereinbelow.

                  Tract 2: E/2NW/4NW/4 and the NE/4SW/4NW/4NW/4 of said Block 161 as to depth from the seafloor down to and including 7970 feet subsea.

                  Tract 3: (i) the NW/4SW/4NW/4 of said Block 161 as to subsea depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 8201 feet TVD as seen in the Hall-Houston Oil Company OCS-G 15141 No. 3 Well and the (ii) W/2SW/4NW/4NW/4 and SE/4SW/4NW/4NW/4 of said Block 161 from 5900 feet TVD down to and including 7500 feet TVD.

         6.       PROPERTY:   EAST CAMERON BLOCK 196
                  SERIAL NO.: OCS-G 16244

         Lease Description: Oil and Gas Lease effective September 1, 1996, between the United States of America, as Lessor, and Hardy Oil & Gas USA Inc. (predecessor in interest to Mariner Energy, Inc.) and Forcenergy Gas Exploration, Inc., as Lessee, covering all of Block 196, East Cameron Area, OCS Leasing Map, Louisiana Map No. 2, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                                     S2-ii

                  Tract 1: All of Block 196, limited to the depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 3200 feet TVD as seen in the Hall-Houston Oil Company OCS-G 16244 No. 2 Well, save and except the acreage and depths described as Tract 2 hereinbelow.

                  Tract 2: NE/4 and W/2 of Block 196, limited to the depths from the seafloor down to and including 100 feet below the stratigraphic equivalent of 3200 feet TVD as seen in the Hall-Houston Oil Company OCS-G 16244 No. 2 Well.

         7.       PROPERTY:   EAST CAMERON BLOCK 263
                  SERIAL NO.: OCS-G 15147

         Lease Description: Oil and Gas Lease effective July 1, 1995, between the United States of America, as Lessor, and Hardy Oil & Gas USA Inc. and Nippon Oil Exploration U.S.A. Limited, as Lessee, covering all of Block 263, East Cameron Area, South Addition, OCS Leasing Map, Louisiana Map No. 2A, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: All of Block 263, save and except the acreage and depths described as Tract 2 hereinbelow.

                  Tract 2: SW/4 and the W/2SE/4 of said Block 263, limited from the surface of the earth down to and including 6520' subsea.

                  Tract 3: N/2NW/4SW/4 and the S/2SW/4NW/4 of said Block 263 as to depths below 6520' subsea.

         8.       PROPERTY:   EAST CAMERON 378
                  SERIAL NO.: OCS-G 12856

         Lease Description: Oil and Gas Lease effective June 1, 1991 between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 378, East Cameron Area, South Addition, OCS Leasing Map, Louisiana Map No. 2A, containing 2,500 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: N/2; N/2N/2S/2 of said Block 378.

                  Tract 2: S/2S/2 and the S/2N/2S/2 of said Block 378, as to those depths below 100 feet below the stratigraphic equivalent of 3,743 feet total vertical depth as found on the electric log for the Anadarko OCS-G 6660 #1 Well.


                                     S2-iii

         9.       PROPERTY:   EUGENE ISLAND 28
                  SERIAL NO.: OCS-G 05479

         Lease Description: Oil and Gas Lease effective July 1, 1983, between the United States of America, as Lessor, and Kerr-McGee Corporation and Samedan Oil Corporation, as Lessee, covering all of Block 28, Eugene Island Area, OCS Leasing Map, Louisiana Map No. 4, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: All of Block 28, save and except the aliquot and depths in Tract 2 hereinbelow.

                  Tract 2: SE/4 of said Block 28 as to those intervals from the surface of the earth down to 100 feet below the stratigraphic equivalent of 12,105 feet TVD as seen in the Juniper Energy, L.P. OCS-G 5479 #A-2 ST 1 well.

         10.      PROPERTY:   EUGENE ISLAND 247
                  SERIAL NO.: OCS-G 21111

         Lease Description: Oil and Gas Lease effective June 1, 1999 between The United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 247, Eugene Island Area, OCS Leasing Map, Louisiana Map No. 4, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage:

                  Tract 1: All of said Block 247, save and except the aliquots and depths in Tract 2 hereinbelow.

                  Tract 2: NE/4 and the E/2NW/4 of said Block 247 from the surface down to 9550' subsea.

         11.      PROPERTY:   EUGENE ISLAND 365
                  SERIAL NO.: OCS-G 13628

         Lease Description: Oil and Gas Lease September 1, 1992, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 365, Eugene Island Area, South Addition, OCS Leasing Map, Louisiana Map No. 4A, containing 5,000 acres.

         12.      PROPERTY:   EUGENE ISLAND 376
                  SERIAL NO.: OCS-G 22685

         Lease Description: Oil and Gas Lease effective July 1, 2001 between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering


                                      S2-iv
all of Block 376, Eugene Island Area, South Addition, OCS Leasing Map, Louisiana, Map No. 4A, containing approximately 5,000 acres.

         13.      PROPERTY:   EWING BANK 980
                  SERIAL NO.: OCS-G 22846

         Lease Description: Oil and Gas Lease effective June 1, 2001, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 980, Ewing Bank, OCS Official Protraction Diagram, NH 15-12, containing approximately 386.01 acres.

         14.      PROPERTY:   GREEN CANYON 9
                  SERIAL NO.: OCS-G 22923

         Lease Description: Oil and Gas Lease effective July 1, 2001, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 9, Green Canyon, OCS Official Protraction Diagram, NG 15-03, containing approximately 5,760 acres.

         15.      PROPERTY:   GREEN CANYON 10
                  SERIAL NO.: OCS-G 22924

         Lease Description: Oil and Gas Lease effective July 1, 2001, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 10, Green Canyon, OCS Official Protraction Diagram, NG 15-03, containing approximately 5,760 acres.

         16.      PROPERTY:   HIGH ISLAND A-288
                  SERIAL NO.: OCS-G 22270

         Lease Description: Oil and Gas Lease effective November 1, 2000, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block A-288, High Island Area, East Addition, South Extension, OCS Leasing Map, Texas Map No. 7C, containing approximately 5,760 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage:

                  Tract 1: All of said Block A-288, save and except the aliquots and depths in Tract 2 hereinbelow.

                  Tract 2: W/2NW/4NE/4 and the NE/4NW/4 from the surface of the earth down to 3,999 feet subsea.

         17.      PROPERTY:   HIGH ISLAND A-327
                  SERIAL NO.: OCS-G 02418


                                      S2-v

         Lease Description: Oil and Gas Lease effective August 1, 1973, between the United States of America, as Lessor, and Cities Service Oil Company, Skelly Oil Company, Getty Oil Company, Pennzoil Louisiana and Texas Offshore, Inc., and Pennzoil Offshore Gas Operators, Inc., as Lessee, covering all of Block A-327, High Island Area, East Addition, South Extension, Official Leasing Map, Texas Map No. 7C, containing approximately 5,760 acres.

         18.      PROPERTY:   HIGH ISLAND A-353
                  SERIAL NO.: OCS-G 17211

         Lease Description: Oil and Gas Lease effective February 1, 1997 between the United States of America, as Lessor, and Forest Oil Corporation and Hall-Houston Oil Company, as Lessee, covering all of Block A-353, High Island Area, East Addition, South Extension, OCS Leasing Map, Texas Map No. 7C, containing approximately 5,760 acres.

         19.      PROPERTY:   HIGH ISLAND A-538
                  SERIAL NO.: OCS-G 18957

         Lease Description: Oil and Gas Lease effective January 1, 1998, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block A-538, High Island Area, South Addition, OCS Leasing Map, Texas Map No. 7B, containing approximately 5,760 acres.

         20.      PROPERTY:   HIGH ISLAND 72
                  SERIAL NO.: OCS-G 22231

         Lease Description: Oil and Gas Lease effective November 1, 2000, between the United States of America, as Lessor, and Hall-Houston Oil Company and Juniper Energy L.P., as Lessee, covering all of Block 72, High Island Area, OCS Leasing Map, Texas Map No. 7, containing approximately 5,760 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: All of Block 72, save and except the acreage and depths described as Tract 2 hereinbelow.

                  Tract 2: SW/4NW/4 of said Block 72, limited in depth from the surface of the earth down to 7125 feet subsea.

         21.      PROPERTY:   MUSTANG ISLAND A-113
                  SERIAL NO.: OCS-G 17083

         Lease Description: Oil and Gas Lease effective February 1, 1997, between the United States of America, as Lessor, and Mariner Energy, Inc. and The Houston Exploration Company, as Lessee, covering all of Block A-113, Mustang Island Area,


                                      S2-vi

East Addition, OCS Leasing Map, Texas Map No. 3A, containing approximately 5,760 acres.

         22.      PROPERTY:   SOUTH PELTO 14
                  SERIAL NO.: OCS-G 18052

         Lease Description: Oil and Gas Lease effective July 1, 1997 between the United States of America, as Lessor, and Zilkha Energy Company, as Lessee, covering all of Block 14, South Pelto Area, OCS Leasing Map, Louisiana Map No. 6B, containing approximately 5,000.00 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: E/2SE/4 of Block 14 as to those intervals from the surface of the earth down to and including a depth of 18,000 feet subsea.

                  Tract 2: N/2, SW/4 and W/2SE/4 as to those intervals from the surface of the earth down to and including a depth of 20,000 feet subsea.

         23.      PROPERTY:   SOUTH PELTO 15
                  SERIAL NO.: OCS-G 09652

         Lease Description: Oil and Gas Lease effective May 1, 1988 between the United States of America, as Lessor, and Kerr-McGee Corporation, as Lessee, covering all of Block 15, South Pelto Area, OCS Leasing Map No. 6B, containing approximately 5,000.00 acres, INSOFAR AND ONLY INSOFAR as said lease covers the W/2SW/4 as to those intervals from the surface of the earth down to and including a depth of 18,000 feet subsea.

         24.      PROPERTY:   SOUTH PELTO 18
                  SERIAL NO.: OCS-G 13934

         Lease Description: Oil and Gas Lease effective May 1, 1993, between the United States of America, as Lessor, and Zilkha Energy Company, as Lessee, covering all of Block 18, South Pelto Area, OCS Leasing Map, Louisiana Map No. 6B, containing 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease pertains to those intervals from the surface of the earth down to and including 20,000 feet subsea.

         25.      PROPERTY:   SOUTH TIMBALIER 180
                  SERIAL NO.: OCS-G 18046

         Lease Description: Oil and Gas Lease effective July 1, 1997, between the United States of America, as Lessor, Hall-Houston Oil Company and Spinnaker Exploration Company, L.L.C., as Lessee, covering all of Block 180, South Timbalier Area, OCS Leasing Map, Louisiana Map No. 6, containing approximately 5,000 acres.


                                     S2-vii

         26.      PROPERTY:   SOUTH TIMBALIER 184
                  SERIAL NO.: OCS-G 1568

         Lease Description: Oil and Gas Lease effective July 1, 1967, between the United States of America, as Lessor, and Cities Service Oil Company, Atlantic Richfield Company and Continental Oil Company, as Lessee, covering all of Block 184, South Timbalier Area, Official Leasing Map, Louisiana Map No. 6, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: NW/4 of said Block 184.

                  Tract 2: NW/4 of said Block 184, covering the depths from below 13,600 feet TVD.

         27.      PROPERTY:   SOUTH TIMBALIER 185
                  SERIAL NO.: OCS-G 1569

         Lease Description: Oil and Gas Lease effective July 1, 1967, between the United States of America, as Lessor, and Sinclair Oil & Gas Company and Skelly Oil Company, as Lessees, covering all of Block 185, South Timbalier Area, Official Leasing Map, Louisiana Map No. 6, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: NE/4 of Block 185.

                  Tract 2: S/2 and the NW/4 of Block 185.

                  Tract 3: (i) the SW/4NE/4 of Block 185 as to all depths from the seafloor down to and including 13,600 feet TVD, save and except all depths below 100 feet below the stratigraphic equivalent of 13,164 feet TVD, as seen in the electric log of the Hall-Houston Oil Company OCS-G 1569 #4 ST 1 well, down to and including 13,600 feet TVD; and (ii) the NW/4SE/4NE/4 of Block 185 from the stratigraphic equivalent of 12,789 feet TVD down to and including 100 feet below the stratigraphic equivalent of 13,164 feet TVD as seen in the electric log of the Hall-Houston Oil Company OCS-G 1569 #4 ST 1 Well.

                  Tract 4: E/2NE/4NE/4 of Block 185 as to all depths from the seafloor down to and including 13,600 feet TVD.

                  Tract 5: NE/4NE/4SE/4 of Block 185 from the seafloor down to 12,750 feet TVD.

                  Tract 6: E/2SE/4NE/4 of Block 185, from the seafloor down to 12,750 feet TVD.


                                     S2-viii

                  Tract 7: NE/4 of Block 185, covering depths below 13,600 feet TVD.

                  Tract 8: NW/4 and the S/2 of Block 185, covering depths below 13, 600 feet TVD.

         28.      PROPERTY:   VERMILION 176
                  SERIAL NO.: OCS-G 22624

         Description: Oil and Gas Lease effective May 1, 2001, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 176, Vermilion Area, OCS Leasing Map, Louisiana Map No. 3, containing approximately 5,000 acres.

         29.      PROPERTY:   VERMILION 320
                  SERIAL NO.: OCS-G 02087

         Lease Description: Oil and Gas Lease effective February 1, 1971 between the United States of America, as Lessor, and Sun Oil Company, as Lessee, covering all of Block 320, Vermilion Area, South Addition, Official Leasing Map, Louisiana Map No. 3B, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: E/2SW/4; W/2NW/4SE/4; SW/4SE/4 and E/2NW/4SE/4 of said Block 320, limited in depth from the surface of the earth down to and including one hundred feet (100') below the stratigraphic equivalent of 5427 feet TVD as encountered in the Hall-Houston Oil Company OCS-G 2087 No. 11 Well, save and except the depths described in Tract 2 hereinbelow.

                  Tract 2: E/2SW/4, W/2NW/4SE/4, SW/4SE/4 and the E/2NW/4SE/4 of said Block 320, limited in depth from the surface of the earth down to and including 1126 feet subsea and further limited to the OCS-G 2087 #C-3 Well.

         30.      PROPERTY:   VERMILION 325
                  SERIAL NO.: OCS-G 19769

         Lease Description: Oil and Gas Lease effective June 1, 1998, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 325, Vermilion Area, South Addition, OCS Leasing Map, Louisiana, Map No. 3B, containing approximately 5,000 acres.

         31.      PROPERTY:   WEST CAMERON 136
                  SERIAL NO.: OCS-G 21051


                                      S2-ix

         Lease Description: Oil and Gas Lease effective June 1, 1999, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 136, West Cameron Area, OCS Leasing Map, Louisiana Map No. 1, containing 5,000 acres.

         32.      PROPERTY:   WEST CAMERON 149
                  SERIAL NO.: OCS 00253

         Lease Description: Oil and Gas Lease effective June 10, 1947, between the State of Louisiana, as Lessor, and The Superior Oil Company, as Lessee, covering all of Block 149, West Cameron Area, recorded in Book 54, Page 221, under File No. 52166 of the Conveyance Records of Cameron Parish, Louisiana, and as amended March 30, 1950, recorded in Book 78, under File No. 58531 of the Conveyance Records of Cameron Parish, Louisiana, as validated by the United States of America under Section 6 of the Outer Continental Shelf Lands Act, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

         S/2 and NE/4 of Block 149 from the surface down to 100 feet below the stratigraphic equivalent of 9173 feet MD/8396 feet TVD as seen in the Hall-Houston Oil Company OCS 0253 No. 6 Well;
         S/2NW/4 of Block 149 from the surface down to the stratigrahic equivalent of 6100 feet MD as seen in the Hall-Houston Oil Company OCS 0253 No. 6 Well;
         S/2NW/4 of Block 149 from the stratigraphic equivalent of 6250 feet MD as seen in the Hall-Houston Oil Company OCS 0253 No. 6 Well down to 100 feet below the stratigraphic equivalent of 9173 feet MD/8396 feet TVD as seen in such well; and
         N/2NW/4 of Block 149 from the stratigraphic equivalent of 7210 feet MD as seen in the Hall-Houston Oil Company OCS 0253 No. 7 Well down to 100 feet below the stratigraphic equivalent of 9168 feet MD as seen in such well.

         33.      PROPERTY:   WEST CAMERON 427
                  SERIAL NO.: OCS-G 2846

         Lease Description: Oil and Gas Lease effective December 1, 1974, between the United States of America, as Lessor, and Columbia Gas Development Corporation, as Lessee, covering all of Block 427, West Cameron Area, West Addition, Official Leasing Map, Louisiana Map No. 1A, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: All of Block 427 as limited to those depths from the surface to the stratigraphic equivalent of the base of "2250' Sand" [being defined for purposes hereof as that interval seen in the Huffco Petroleum Corporation OCS-G 2846 #A-4 Well between 2356 feet TVD (2239 feet subsea) and 2480 feet TVD (2363 feet subsea)], save and except the acreage and depths described as Tract 2 hereinbelow.


                                      S2-x

                  Tract 2: NE/4, E/2NE/4NW/4 and the E/2SE/4NW/4 of said Block 427, as limited to those depths from the surface to the stratigraphic equivalent of the base of "2250' Sand" [being defined for purposes hereof as that interval seen in the Huffco Petroleum Corporation OCS-G 2846 #A-4 Well between 2356 feet TVD (2239 feet subsea) and 2480 feet TVD (2363 feet subsea)].

         34.      PROPERTY:   WEST CAMERON 431
                  SERIAL NO.: OCS-G 10584

         Lease Description: Oil and Gas Lease effective May 1, 1989 between The United States of America, as Lessor, and Pelto Oil Company, as Lessee, covering all of Block 431, West Cameron Area, West Addition, OCS Leasing Map, Louisiana Map No. 1A, containing approximately 5,000 acres, INSOFAR AND ONLY INSOFAR as said lease covers the following described acreage and depths:

                  Tract 1: N/2N/2 of said Block 431, as to depths from the surface of the earth down to 6,800 feet.

                  Tract 2: S/2N/2 and the N/2S/2 of said Block 431, as to depths between the surface of the earth and the stratigraphic equivalent of the total depth drilled in the Earning Well (as defined in the Farmout Agreement listed in the Contracts), save and except the N/2SE/4NE/4 as to those depths from 6,000 feet to 12,500 feet.

         35.      PROPERTY:   WEST CAMERON 442
                  SERIAL NO.: OCS-G 17798

         Lease Description: Oil and Gas Lease effective August 1, 1997, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 442, West Cameron Area, West Addition, OCS Leasing Map, Louisiana Map No. 1A, containing approximately 5,000 acres.

         36.      PROPERTY:   WEST CAMERON 447
                  SERIAL NO.: OCS-G 17799

         Lease Description: Oil and Gas Lease effective August 1, 1997, between the United States of America, as Lessor, and Hall-Houston Oil Company, as Lessee, covering all of Block 447, West Cameron Area, South Addition, OCS Leasing Map, Louisiana May No. 1B, containing approximately 5,000 acres.

         37.      PROPERTY:   WEST DELTA 94
                  SERIAL NO.: OCS 00839

         Lease Description: Oil and Gas Lease May 1, 1960 between the United States of America, as Lessor, and Continental Oil Company, The Atlantic Refining Company, Cities Service Production Company and Tidewater Oil Company, as Lessee, INSOFAR


                                      S2-xi

AND ONLY INSOFAR as the lease covers the S/2 of Block 94, limited in depth from the surface of the earth down to and including 7,369 feet subsea.

         38.      PROPERTY:   WEST DELTA 95
                  SERIAL NO.: OCS-G 01497

         Lease Description: Oil and Gas Lease effective December 1, 1966, between the United States of America, as Lessor, and Continental Oil Company, Cities Service Oil Company, Tidewater Oil Company and Atlantic Richfield Company, as Lessee, covering all of Block 95, West Delta Area, Official Leasing Map, Louisiana Map No. 8, INSOFAR AND ONLY INSOFAR as said lease covers (i) the S/2SE/4; S/2N/2SE/4; SE/4SW/4; and S/2SW/4SW/4 of Block 95, limited in depth from the surface of the earth down to and including 7369 feet subsea; and (ii) the S/2, less and except the S/2SE/4; S/2N/2SE/4; SE/4SW/4; and the S/2SW/4SW/4, and which remaining portion of the S/2 is limited (a) to the acreage upthrown to the major down to the North (DTTN) "W" fault as confirmed by that six hundred sixty feet (660') of missing section in the Conoco West Delta 94 No. 2 Well as correlated against the Conoco West Delta 95 T No. 1 Well and (b) in depth from the surface of the earth down to and including 7369 feet subsea.

                                     S2-xii

                                    EXHIBIT A

                               ADOPTION AGREEMENT


         This ADOPTION AGREEMENT is signed this ___ day of ____________, 2002, by _______________________ (hereinafter referred to as the "Participant").

         WHEREAS, Energy Partners, Ltd. and Hall-Houston Oil Company ("Hall-Houston"), as a nominal party acting on behalf of the undersigned and certain other parties, have entered into that certain Earnout Agreement dated January ___, 2002 (the "Earnout Agreement");and

         WHEREAS, the Participant has received a copy of the Earnout Agreement;

         NOW, THEREFORE, the Participant hereby specifically acknowledges that Hall-Houston has entered into the Earnout Agreement as a nominal party, for and on behalf of the Participant and others, and hereby adopts and approves all of the terms and provisions of the Earnout Agreement.

         IN WITNESS WHEREOF, the Participant has signed this Adoption Agreement as of the day and year first above written.

                                  PARTICIPANT:


                                  ------------------------------------------
                                  Printed Name:
                                               -----------------------------



                                  SPOUSE (IF APPLICABLE):


                                  ------------------------------------------
                                  Printed Name:
                                               -----------------------------


                                  Address:

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------

                                  ------------------------------------------

                                  Telecopy No.:
                                               -----------------------------

                                    EXHIBIT B

                       [FORM OF PARTICIPATION CERTIFICATE,
                         INCLUDING APPROPRIATE LEGEND AS
                        TO BEING UNREGISTERED AND SUBJECT
                  TO TRANSFER RESTRICTIONS ABSENT REGISTRATION]

                                    EXHIBIT C


                          EARNOUT ACCOUNTING PROCEDURE

                                       I.
                               GENERAL PROVISIONS

1.       DEFINITIONS


                  "First Level Supervisors" shall mean those employees whose primary function in Ring Fenced Properties is the direct supervision of other employees and/or contract labor directly employed on the Ring Fenced Properties in a field operating capacity.

                  "Controllable Material" shall mean Material which at the time is so classified in the Material Classification Manual as most recently recommended by the Council of Petroleum Accountants Societies.

                  "Material" shall mean personal property, equipment or supplies acquired or held for use on the Ring Fenced Properties.

                  "Offshore Facilities" shall mean platforms and support systems such as oil and gas handling facilities, living quarters, offices, shops, cranes, electrical supply equipment and systems, fuel and water storage and piping, heliport, marine docking installations, communication facilities, navigation aids, and other similar facilities necessary in the conduct of offshore operations.

                  "Operator" shall mean Energy Partners or any of its subsidiaries (including Hall-Houston).

                  "Parties" shall mean the Operator and the Earnout Representative.

                  "Personal Expenses" shall mean travel and other reasonable reimbursable expenses of Operator's employees.

                  "Shore Base Facilities" shall mean onshore support facilities that during drilling, development, maintenance and producing operations provide such services to the Ring Fenced Properties as receiving and transshipment point for supplies, materials and equipment; debarkation point for drilling and production personnel and services; communication, scheduling and dispatching center; other associated functions benefiting the Ring Fenced Properties.

                  "Technical Employees" shall mean those employees having special and specific engineering, geological or other professional skills, and whose primary function in Ring Fenced Properties is the handling of specific operating conditions and problems for the benefit of the Ring Fenced Properties.

                                       II.
                                 DIRECT CHARGES

         Operator shall charge the following items:

1.       RENTALS AND ROYALTIES

         Lease rentals and royalties paid by Operator for the Ring Fenced Properties.

2.       LABOR

         A.       Direct Labor


                  (1) Salaries and wages of Operator's field employees directly employed on the Ring Fenced Properties in the conduct of Ring Fenced Properties.

                  (2) Salaries and wages of Operator's employees directly employed on Shore Base Facilities or other Offshore Facilities serving the Ring Fenced Properties.

                  (3)      Salaries of First Level Supervisors in the field.

                  (4) Salaries and wages of Technical Employees directly employed on the Ring Fenced Properties if such charges are excluded from the overhead rates.

                  (5) Salaries and wages of Technical Employees either temporarily or permanently assigned to and directly employed in the operation of the Ring Fenced Properties if such charges are excluded from the overhead rates.

         B. Operator's cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to employees whose salaries and wages are chargeable to the Earnout Reserves Valuation under Paragraph 2A of this Section II. Such costs under this Paragraph 2B will be charged on a "when and as paid basis" on the amount of salaries and wages chargeable under Paragraph 2A of this Section II.


         C. Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator's costs chargeable under Paragraphs 2A and 2B of this
                  Section II.


         D. Personal Expenses of those employees whose salaries and wages are chargeable under Paragraph 2A of this Section II.

3.       EMPLOYEE BENEFITS

         Operator's current costs of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator's labor cost chargeable under Paragraphs 2A and 2B of this
         Section II shall be Operator's actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

4.       MATERIAL

         Material purchased or furnished by Operator for use on the Ring Fenced Properties as provided under Section IV. Only such Material shall be purchased for or transferred to the Ring Fenced Properties as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

5.       TRANSPORTATION

         Transportation of employees and Material necessary for the Ring Fenced Properties but subject to the following limitations:

         A. If Material is moved to the Ring Fenced Properties from Operator's warehouse or other properties, no charge shall be made to the Earnout Reserves Valuation for a distance greater than the distance from the nearest reliable supply store where like material is normally available to the Ring Fenced Properties unless agreed to by the Parties.


         B. If surplus Material is moved to Operator's warehouse or other storage point, no charge shall be made to the Earnout Reserves Valuation for a distance greater than the distance to the nearest reliable supply store or operator warehouse where like material is normally available or stored, to the Ring Fenced Properties unless agreed by the Parties. No charge shall be made for moving Material to other properties belonging to Operator, unless agreed by the Parties.


6.       SERVICES

         The cost of contract services, equipment and utilities provided by outside sources, except services excluded by Paragraph 9 of Section II and Paragraphs i and ii of Section III. The cost of professional consultant services and contract services of technical personnel directly engaged on the Ring Fenced Properties if such charges are excluded from the overhead rates. The cost of professional consultant services or contract services of technical personnel directly engaged in the operation of the Ring Fenced Properties shall be charged if such charges are excluded from the overhead rates.

7.       EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

         Operator shall NOT charge for use of any existing infrastructure facility capital costs previously attributable to any other well or wells in which Operator has an interest.

8.       DAMAGES AND LOSSES TO RING FENCED PROPERTIES

         All costs or expenses necessary for the repair or replacement of Ring Fenced Properties made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other causes.

9.       LEGAL EXPENSE

         Expense of handling, investigating and settling litigation or claims, discharging of liens, payments of judgments and amounts paid for settlement of claims incurred in or resulting from operations under the Earnout Agreement or necessary to protect or recover the Ring Fenced Properties. except that no charge for services of Operator's legal staff or fees or expense of outside attorneys shall be made unless previously agreed to by the Earnout Representative. All other legal expense is considered to be covered by the overhead provisions of
         Section III unless otherwise agreed by the Parties, except as provided in Section I, Paragraph 3.

10.      TAXES

         All taxes of every kind and nature assessed or levied upon or in connection with the Ring Fenced Properties, the operation thereof, or the production therefrom, and which taxes have been paid by Operator for the benefit of the Ring Fenced Properties.

11.      INSURANCE

         Net premiums paid for insurance required to be carried for the Ring Fenced Properties for the protection of the Ring Fenced Properties and the owners thereof. In the event operations are conducted at offshore locations in which Operator may act as self-insurer for Workers' Compensation and Employers' Liability, Operator may include the risk under its self-insurance program in providing coverage under State and Federal laws and charge at Operator's cost not to exceed manual rates.

12.      COMMUNICATIONS

         Costs of acquiring, leasing, installing, operating, repairing and maintaining communication systems including radio and microwave facilities between the Ring Fenced Properties and Operator's nearest Shore Base Facility. In the event communication facilities systems serving the Ring Fenced Properties are Operator-owned, charges shall be made as agreed by the Parties.

13.      ECOLOGICAL AND ENVIRONMENTAL

         Costs incurred on the Ring Fenced Properties as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by the Bureau of Land Management or other regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control and cleanup and resulting responsibilities of oil spills as required by applicable laws and regulations.

14.      ABANDONMENT AND RECLAMATION

         Costs incurred for abandonment of the Ring Fenced Properties, including costs required by governmental or other regulatory authority.

15.      OTHER EXPENDITURES

         Any other expenditure not covered or dealt with in the foregoing provisions of this Section II or in Section III and which is of direct benefit to the Ring Fenced Properties and is incurred by Operator in the necessary and proper conduct of operations on or with respect to the Ring Fenced Properties.

                                      III.
                                    OVERHEAD

As compensation for administrative, supervision, office services and warehousing costs, Operator shall charge in accordance with this Section III.

Unless otherwise agreed to by the Parties, such charge shall be in lieu of costs and expenses of all offices and salaries or wages plus applicable burdens and expenses of all personnel, except those directly chargeable under Section II. The cost and expense of services from outside sources in connection with matters of taxation, traffic, accounting or matters before or involving governmental agencies shall be considered as included in the overhead rates provided for in this Section III unless such cost and expense are agreed to by the Parties as a direct charge.

         i. Except as otherwise provided in Paragraph 2 of this Section III, the salaries, wages and Personal Expenses of Technical Employees and/or the cost of professional consultant services and contract services of technical personnel directly employed on the Ring Fenced Properties:
                  (    ) shall be covered by the overhead rates.
                  ( xx ) shall not be covered by the overhead rates.

         ii. Except as otherwise provided in Paragraph 2 of this Section III, the salaries, wages and Personal Expenses of Technical Employees and/or costs of professional consultant services and contract services of technical personnel either temporarily or permanently assigned to and directly employed in the operation of the Ring Fenced Properties:
                  ( xx ) shall be covered by the overhead rates.
                  (    ) shall not be covered by the overhead rates.

1.       OVERHEAD - DRILLING AND PRODUCING OPERATIONS

         As compensation for overhead incurred in connection with drilling and producing operations, Operator shall charge on a Fixed Rate Basis, Paragraph IA

         A.       Overhead - Fixed Rate Basis

                  (1) Operator shall charge at the following rates per well per month:


                           Drilling Well Rate $27,030.00        (Prorated for less than a Full month)
                           Producing Well Rate $2,703.00

                  (2) Application of Overhead - Fixed Rate Basis for Drilling Well Rate shall be as follows:

                           (a) Charges for drilling wells shall begin on the date when drilling or completion equipment arrives on location and terminate on the date the drilling or completion equipment moves off location or rig is released, whichever occurs first, except that no charge shall be made during suspension of drilling operations for fifteen (15) or more consecutive calendar days.

                           (b) Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive work days or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig or other units used in workover, commence through date of rig or other unit release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive calendar days.

                  (3) Application of Overhead - Fixed Rate Basis for Producing Well Rate shall be as follows:

                           (a) An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

                           (b) Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

                            (c) An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

                            (d) A one-well charge shall be made for the month in which plugging and abandonment operations are completed on any well. This one-well charge shall be made whether or not the well has produced except when drilling well rate applies.

                            (e) All other inactive wells (including but not limited to inactive wells covered by unit allowable, lease allowable, transferred allowable, etc.) shall not qualify for an overhead charge.

                  (4) The well rates shall be adjusted as of the first day of April each year following the effective date of the Earnout Agreement. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as shown by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

2.       OVERHEAD - MAJOR CONSTRUCTION

         To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Ring Fenced Properties, or in the dismantling for abandonment of platforms and related production facilities, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge for Overhead based on the following rates for any Major Construction project in excess of $25,000.00.

         A. If Operator absorbs the engineering, design and drafting costs related to the project:

                  (1) 5% of total costs if such costs are more than $25,000.00 but less than $100,000; plus

                  (2) 3% of total costs in excess of $100,000 but less than $1,000,000; plus

                  (3)      2% of total costs in excess of $1,000,000.

         B. If Operator charges engineering, design and drafting costs related to the project directly to the Earnout Reserves
                  Valuation:


                  (1) 3% of total costs if such costs are more than $25,000.00 but less than $100,000; plus

                  (2) 2% of total costs in excess of $100,000 but less than $1,000,000; plus

                  (3)      1% of total costs in excess of $1,000,000.

         Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

         On each project, Operator shall advise the Earnout Representative in advance which of the above options shall apply. In the event of any conflict between the provisions of this paragraph and those provisions under Section II, Paragraph 2 or Paragraph 6, the provisions of this paragraph shall govern.

3.       OVERHEAD - CATASTROPHE

         To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Ring Fenced Properties to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging therefor or shall charge for overhead based on the following rates:

                  (1)      6% of total costs through $100,000; plus

                  (2) 4% of total costs in excess of $100,000 but less than $1,000,000; plus

                  (3)      2% of total costs in excess of $1,000,000.

         Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4.       AMENDMENT OF RATES

         The Overhead rates provided for in this Section III may be amended from time to time only by agreement of the Parties if, in practice, the rates are found to be insufficient or excessive.

                                       IV.
            PRICING OF EARNOUT RESERVES VALUATION MATERIAL PURCHASES,
                           TRANSFERS AND DISPOSITIONS

         Operator is responsible for Material and shall make proper and timely charges and credits for all Material movements affecting the Ring Fenced Properties. Operator shall provide all Material for use on the Ring Fenced Properties.

1.       PURCHASES

         Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be made when adjustment has been received by Operator.

2.       TRANSFERS AND DISPOSITIONS

         Material furnished to the Ring Fenced Properties and Material transferred from the Ring Fenced Properties or disposed of by Operator, unless otherwise agreed by the Parties, shall be priced on the following basis exclusive of cash discounts:

         A.       New Material (Condition A)

                  (1)      Tubular Goods Other than Line Pipe

                           (a) Tubular goods, sized 2 1/4 inches OD and larger, except line pipe, shall be priced at competitive rates FOB Houston, Texas effective as of date of movement plus transportation cost using the 30,000 pound Oil Field Haulers Association interstate truck rates nearest the Ring Fenced Properties.

                           (b) For grades which are special to one mill only, prices shall be computed at the mill base of that mill plus transportation cost from that mill to the receiving point nearest the Ring Fenced Properties as provided above in Paragraph 2.A.(1)(a). For transportation cost from points other than Eastern mills, the 30,000 pound Oil Field Haulers Association interstate truck rate shall be used.

                           (c) Special end finish tubular goods shall be priced at the lowest published out-of-stock price, f.o.b. Houston, Texas, plus transportation cost, using Oil Field Haulers Association interstate 30,000 pound truck rate, to the receiving point nearest the Ring Fenced Properties.

                           (d)      Macaroni tubing (size less than 2 1/4 inch
                                    OD) shall be priced at the lowest published out-of-stock prices f.o.b. the supplier plus transportation costs, using the Oil Field Haulers Association


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


                                    interstate truck rate per weight of tubing transferred, to the receiving point nearest the Ring Fenced Properties.

                  (2)      Line Pipe

                           (a) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) 30,000 pounds or more shall be priced under provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above.

                           (b) Line pipe movements (except size 24 inch OD and larger with walls 3/4 inch and over) less than 30,000 pounds shall be priced at competitive rates FOB Houston, Texas effective as of date of shipment, plus transportation costs based on freight rates as set forth tinder provisions of tubular goods pricing in Paragraph A.(1)(a) as provided above.

                           (c) Line pipe 24 inch OD and over and 3/4 inch wall and larger shall be priced f.o.b. the point of manufacture at current new published prices plus transportation cost to the railway receiving point nearest the Ring Fenced Properties.

                           (d) Line pipe, including fabricated line pipe, drive pipe and conduit not listed on published price lists shall be priced at quoted prices plus freight to the receiving point nearest the Ring Fenced Properties.

                  (3) Other Material shall be priced at the current new price, in effect at date of movement, as listed by a reliable supply store nearest the Ring Fenced Properties, or point of manufacture, plus transportation costs, if applicable, to the receiving point nearest the Ring Fenced Properties.

                  (4) Unused new Material, except tubular goods, moved from the Ring Fenced Properties shall be priced at the current new price, in effect on date of movement, as listed by a reliable supply store nearest the Ring Fenced Properties, or point of manufacture, plus transportation costs, if applicable, to the receiving point nearest the Ring Fenced Properties. Unused new tubulars will be priced as provided above in Paragraph 2 A (1) and (2).

         B.       Good Used Material (Condition B)


         Material in sound and serviceable condition and suitable for reuse without reconditioning:


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


                  (1)      Material moved to the Ring Fenced Properties

                           At seventy-five percent (75%) of current new price, as determined by Paragraph A.

                  (2)      Material used on and moved from the Ring Fenced
                           Properties

                           (a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged as new Material or

                           (b) At sixty-five percent (65%) of current new price, as determined by Paragraph A, if Material was originally charged as used Material.

                  (3) Material not used on and moved from the Ring Fenced Properties

                           At seventy-five percent (75%) of current new price as determined by Paragraph A. The cost of reconditioning, if any, shall be absorbed by the transferring property.

         C.       Other Used Material

                  (1)      Condition C

                           Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition C value plus cost of reconditioning does not exceed Condition B value.

                  (2)      Condition D

                           Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition D Material under procedures normally used by Operator.

                           (a) Casing, tubing, or drill pipe used as line pipe shall be priced as Grade A and B seamless line pipe of comparable size and weight. Used casing, tubing or drill pipe utilized as line pipe shall be priced at used line pipe prices.

                           (b) Casing, tubing or drill pipe used as higher pressure service lines than standard line pipe, e.g. power oil lines, shall be priced under normal pricing procedures for casing, tubing, or drill pipe. Upset tubular goods shall be priced on a non-upset basis.

                  (3)      Condition E

                           Junk shall be priced at prevailing prices. Operator may dispose of Condition F Material under procedures normally utilized by Operator.

         D.       Obsolete Material


                  Material which is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price as provided above may be specially priced as agreed by the Parties. Such price should result in a charge commensurate with the value of the service rendered by such Material.

         E.       Pricing Conditions


                  (1) Loading or unloading costs may be charged at the invoice rate for actual loading or unloading costs sustained at the stocking point for all tubular goods movements.

                  (2) Material involving erection costs shall be charged at applicable invoice price of new Material.

3.       WARRANTY OF MATERIAL FURNISHED BY OPERATOR

         Operator does not warrant the Material furnished. In case of defective Material, credit shall not be made until adjustment has been received by Operator from the manufacturers or their agents.

                                       V.
                                   INVENTORIES

         Operator shall maintain detailed records of Controllable Material.

1.       PERIODIC INVENTORIES, NOTICE AND REPRESENTATION

         At reasonable intervals, inventories shall be taken by Operator of all Controllable Material.

2.       RECONCILIATION AND ADJUSTMENT OF INVENTORIES

         Adjustments resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Inventory adjustments (shall be made by Operator for overages and shortages, but, Operator shall be held accountable only for shortages due to lack of reasonable diligence.

3.       SPECIAL INVENTORIES

         Special inventories may be taken whenever there is a change of operator of the Ring Fenced Properties. All parties shall be governed by such inventory.

4.       EXPENSE OF CONDUCTING INVENTORIES

         The expense of conducting periodic inventories shall not be charged unless agreed to by the Parties. The expense of conducting special inventories shall be charged, except inventories required due to a change of operator shall be charged.